Exhibit 10.7(e)

NIELSEN HOLDINGS PLC

PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT

(FREE CASH FLOW CONVERSION)

THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD AGREEMENT (the “Agreement”), is made, effective as of Grant Date (the “Grant Date”) between Nielsen Holdings plc, a company incorporated under the laws of England and Wales having its registered office in the United Kingdom (hereinafter referred to as the “Company”), and Participant Name (the “Participant”).  For purposes of this Agreement, capitalized terms not otherwise defined above or below, or in the Nielsen 2019 Stock Incentive Plan (the “Plan”), shall have the meanings set forth in Exhibit A attached to this Agreement and incorporated by reference herein.

WHEREAS, the Company desires to grant the Participant performance-based restricted stock units (the “Performance RSUs”), as provided hereunder and pursuant to the Plan, the terms of which are hereby incorporated by reference and made a part of this Agreement; and

WHEREAS, the Committee has determined that it would be to the advantage and best interest of the Company and its shareholders to grant the Performance RSUs to the Participant as an incentive for increased efforts during Participant’s term of office with the Company or a Subsidiary, and has advised the Company thereof and instructed the undersigned officers to grant said Performance RSUs.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

Grant of the Performance RSUs.

(a)On the terms and conditions and subject to the restrictions, including forfeiture, hereinafter set forth, the Company hereby grants to the Participant a target number of Performance RSUs equal to Quantity Granted (the “Target RSU Award”).  The actual number of Performance RSUs which the Participant will earn under this Agreement will be finally determined based upon the Company’s Free Cash Flow Conversion achievement for the period commencing on January 1, 2022 and ending on December 31, 2024 (the “Performance Period”), in accordance with the provisions of Exhibit A attached to this Agreement and made a part hereof.

(b)Each Performance RSU represents the unfunded, unsecured right of the Participant to receive one share of the Company’s common stock upon earning and vesting.  The Participant will earn and become vested in the Performance RSUs, and take delivery of the Shares, as set forth in this Agreement.

Earning of Performance RSUs. Until the applicable vesting date(s) provided below, (i) the Performance RSUs shall be subject to forfeiture by the Participant to the Company as provided in this Agreement, and (ii) the Participant may not sell, assign, transfer, discount, exchange, pledge or otherwise encumber or dispose of any of the Performance RSUs unless the restrictions have terminated in accordance with the provisions of this Agreement.

(i)Service and Performance Requirements Absent a Change in Control. The Performance RSUs shall become vested, earned and no longer subject to forfeiture based upon the level of achievement of the Company’s performance goals for the Performance Period as set forth on Exhibit A, as well as the conditions set forth in both subsections (i) and (ii) of this Section 2(a):

1.	(i) Service Requirements.

(A)General Rule: Unless otherwise provided in this Agreement, so long as the Participant continues to be employed by the Company or any of its Subsidiaries through the end of the Performance Period, the Participant shall, on the Performance Vesting Date (defined in Section 2(a)(ii) below), vest in and earn the number of Performance RSUs determined as set forth on Exhibit A hereto.  If, prior to the end of the Performance Period, and absent the occurrence of a Change in Control, the Participant’s employment with Company and its Subsidiaries is terminated for any reason, then the Performance RSUs shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment and this Agreement shall terminate without payment in respect thereof.

(B)Exceptions to Forfeiture on Termination of Employment: Notwithstanding clause (A) above, if, prior to the end of the Performance Period, and absent the occurrence of any Change in Control, the Participant’s employment with Company and its Subsidiaries is terminated:

(1) voluntarily by the Participant (other than due to Good Reason or the Participant’s death, Permanent Disability or Retirement) or involuntarily by the Company for Cause, then the Performance RSUs shall be forfeited by the Participant to the Company without consideration as of the date of such termination of employment, and this Agreement shall terminate without payment in respect thereof; or

(2) involuntarily by the Company and its Subsidiaries without Cause, by the Participant for Good Reason, by the Participant if mutually agreed to in writing by the Company with reference to this Agreement and the amounts payable under this Section, or due to the Participant’s Retirement, then the Participant will be eligible to earn a number of Performance RSUs equal to the product of (x) the total number of Performance RSUs that would have become vested and earned pursuant to Section 2(a)(ii) below if the Participant had remained employed with the Company or a Subsidiary through the end of the Performance Period, and (y) a fraction, the denominator of which is equal to 1096 and the numerator of which is equal to:

●

If the Participant was employed by the Company or its Subsidiaries at the beginning of the Performance Period, the numerator shall be equal to the number of days between (and including) the beginning of the Performance Period and the date of his or her termination of employment; or

●

If the Participant was hired by the Company or its Subsidiaries after the beginning of the Performance Period, the numerator shall be equal to the number of days between (and including) his or her hire date and the date of his or her termination of employment; or

(3) due to the Participant’s death or Permanent Disability, then the Target RSU Award shall immediately vest in full and be paid to the Participant as soon as practicable thereafter, and no additional amounts shall be payable hereunder with respect to the Performance Period

1.

Amounts payable under this provision shall be paid at the time such payment would have been made if employment had not terminated, except in the case of death or Permanent Disability as described above.

(ii)Performance Requirement. The Performance RSUs shall, so long as the Participant remains employed with the Company or its Subsidiaries through the end of the Performance Period (or except as otherwise provided in Section 2(a)(i) above), become vested, earned and no longer subject to forfeiture in such number of Performance RSUs as shall be determined as set forth on Exhibit A hereto. Whether and to what extent the Performance RSUs shall become vested and earned shall be determined at a meeting of the Committee (such meeting date, the “Performance Vesting Date”) as soon as practicable following the end of the Performance Period pursuant to a certification by the Committee of the Company’s achievement, if any, of the applicable performance goals set forth on Exhibit A hereto.

Effect of Change in Control. If a Change in Control occurs during the Performance Period, the Participant shall earn a number of Performance RSUs as follows:

(i)if the Performance RSUs are not assumed, continued, or restricted securities of equivalent value are not substituted for the Performance RSUs by the Company or its successor and the Participant is employed with the Company or any of its Subsidiaries on the effective date of the Change in Control, then on the effective date of the Change in Control the Participant shall become vested in and earn 100% of the Target RSU Award; but

(ii)if the Performance RSUs are assumed, continued or substituted by the Company or its successor, then the Participant shall become vested in and earn, on the last day of the Performance Period, so long as the Participant is employed with the Company or any of its Subsidiaries (or any successors thereto) on such date, 100% of the Target RSU Award; provided, that if, prior to the end of the Performance Period, the Participant’s employment by the Company or any of its Subsidiaries (or any successors thereto) is involuntarily terminated by the Company and its Subsidiaries without Cause, terminated by the Participant for Good Reason, or terminates due to the Participant’s death, Permanent Disability or Retirement, then the Participant shall become vested in and earn 100% of the Target RSU Award payable as promptly as practicable following such termination of employment.

2.

(c)    Delivery of Shares; Forfeiture. As promptly as practicable following the Performance Vesting Date or any other earlier vesting date provided under Section 2(b) above, the Company shall cause to be delivered to the Participant such Shares underlying any non-forfeited, vested Performance RSUs as soon as practicable after they are earned and vested as provided in this Agreement (but in no event later than 2 ½ months after the last day of the calendar year in which such Performance RSUs became so earned and vested).

Adjustments Upon Certain Events. The Committee may, in its sole discretion, take any actions with respect to any unvested Performance RSUs subject to this Agreement pursuant to Section 9 of the Plan.

Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Cause” shall have the meaning ascribed to such term in the severance plan or policy of the Company or any of its Subsidiaries in which the Participant is eligible to participate immediately prior to the termination of the Participant’s Employment (the “Policy”).

“Good Reason” shall have the meaning ascribed to such term in the Policy.

“Permanent Disability” shall mean that, due to an injury or illness, the Participant requires the regular care and attendance of a qualified, licensed and practicing physician, and the

Participant is unable to perform the material duties of his or her regular occupation due to such injury or illness.  The Committee or its delegee shall have the sole discretion to determine whether this definition is met.

“Retirement” shall mean (a) any statutorily mandated retirement date required under laws applicable to the Participant or (b) such other retirement date (which date may vary by Participant) as may be approved by the Committee or a designated officer of the Company, as delegated in accordance with the Plan.

No Right to Continued Employment. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or any Subsidiary or shall interfere with or restrict in any way the rights of the Company and its Subsidiaries, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without Cause, subject to the applicable provisions of, if any, the Participant’s Employment Agreement or offer letter provided by the Company or any Subsidiary to the Participant.

No Acquired Rights. In participating in the Plan, the Participant acknowledges and accepts (a) that the Board has the power to amend or terminate the Plan, to the extent permitted thereunder, at any time, and (b) that the opportunity given to the Participant to participate in the Plan is entirely at the discretion of the Committee and does not obligate the Company or any of its Affiliates to offer such participation in the future (whether on the same or different terms).  The Participant further acknowledges and accepts that (i) such Participant’s participation in the Plan is not to be considered part of any normal or expected compensation, (ii) the value of the Performance RSUs or the Shares shall not be used for purposes of determining any benefits or compensation payable to the Participant or the Participant’s beneficiaries or estate under any benefit arrangement of the Company or any Subsidiary, including but not limited to severance or indemnity payments, and (iii) the termination of the Participant’s Employment with the Company and all Subsidiaries under any circumstances whatsoever will give the Participant no claim or right of action against the Company or any Subsidiary in respect of any loss of rights under this Agreement or the Plan that may arise as a result of such termination of Employment.

7.No Rights of Shareholder; No Dividend Equivalents. The Participant shall not have any rights or privileges as a shareholder of the Company until the Shares underlying vested Performance RSUs have been registered in the Company’s register of stockholders as being held by the Participant.  No dividend equivalents or other distributions shall be paid or payable with respect to Performance RSUs.

8.Transferability. Performance RSUs may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant otherwise than by will or by the laws of descent and distribution, and any purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance not permitted by this Section 8 shall be void and unenforceable against the Company or any Subsidiary or Affiliate.

9.Withholding. The Participant may be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold from any transfer due under this Agreement or under the Plan or from any compensation or other amount owing to the Participant, applicable withholding taxes with respect to any transfer under this Agreement or under the Plan and to take such action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes, pursuant to Section 4(c) of the Plan.

10.Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to conflicts of law, except to the extent that the issue or transfer of Shares shall be subject to mandatory provisions of the laws of England and Wales.

11.Performance RSUs Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. All Performance RSUs are subject to the Plan. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

12.Signature in Counterparts. If executed in writing, this Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

2.	13.Clawback. The Participant shall forfeit or repay amounts awarded hereunder, whether or not vested, if:

(a)The amount of the award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement or the correction of a material error; and

(b)The Participant engaged in intentional misconduct that caused or partially caused the material error; and

(c)The amount that would have been awarded to the Participant had the financial results been properly reported, would have been less than the amount actually awarded (such difference being the amount forfeited or repaid hereunder).

14.Section 409A of the Code. Notwithstanding any other provisions of this Agreement or the Plan, the Performance RSUs granted hereunder shall not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon the Participant. In the event it is reasonably determined by the Committee that, as a result of Section 409A of the Code, the transfer of Shares under this Agreement may not be made at the time contemplated hereunder without causing the Participant to be subject to taxation under Section 409A of the Code, the Company will make such payment on the first day that would not result in the Participant incurring any tax liability under Section 409A of the Code. Notwithstanding anything herein to the contrary, if at the time of the Participant’s termination of employment with the Company the Participant is a “specified employee” as defined in Section 409A of the Code and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to the Participant) until the date that is six months following the Participant’s termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code without any accelerated or additional tax). The Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Performance RSUs (including any taxes and penalties under Section 409A), and neither the Company nor any of its Subsidiaries shall have any obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes or penalties.  If the Performance RSUs are considered “deferred compensation” subject to Section 409A, references in this Agreement and the Plan to “termination of Employment” and “separation from service” (and substantially similar phrases) shall mean “separation from service” within the meaning of Section 409A.  For purposes of Section 409A, each payment that may be made in respect of the Performance RSUs is designated as a separate payment.

15.Compliance with Restrictive Covenants. In the event of a breach or threatened breach of any restrictive covenant to with the Participant is subject under any plan or agreement with the Company or any of its Subsidiaries, the Company or its successors or assigns may, in addition to other rights and remedies existing in their favor, require the Participant (a) to forfeit any Performance RSUs granted hereunder and to return all Shares previously issued to the Participant in settlement of any vested Performance RSUs; and (b) to pay to the Company the full value of any consideration received for any Shares issued in settlement of Performance RSUs that were previously sold by the Participant or otherwise disposed of to a third party (or if no such consideration was received, the then fair market value of such Shares).

16.Data Privacy.  The Participant hereby acknowledges that:

(a)if he or she is based outside the UK and EEA, and his or her data is not otherwise subject to the General Data Protection Regulation (EU) 2016/679 ("GDPR"), the GDPR in such form as incorporated into the law of England and Wales, Scotland and Northern Ireland by virtue of the European Union (Withdrawal) Act 2018 (the "UK GDPR")  and any regulations thereunder and the UK Data Protection Act 2018, the Company holds information about the Participant relating to his or her employment, the nature and amount of his or her compensation, bank details, and other personal details and the fact and conditions of the Participant’s participation in the Plan. The Participant understands that the Company is the controller of the Participant’s personal data and is the only person authorized to process that data and is responsible for maintaining adequate security with regard to it. As the Company is part of a group of companies operating internationally, it may be necessary for the Company to make the details referred to above available to: (i) other companies within the Company's group that may be located outside the geographical location in which the Participant is employed and where there may be no legislation concerning an individual’s rights concerning personal data; (ii) third party advisers and administrators of the Plan; and/or (iii) the regulatory authorities. Any personal data made available by the Company to the parties referred to above in (i), (ii), or (iii) in relation to the Plan will only be for the purpose of administration and management of the Plan by the Company, on behalf of the Company. The Participant’s information will not, under any circumstances, be made available to any party other the parties listed above under (i), (ii), or (iii).  The Participant hereby authorizes and directs the Company to disclose to the parties as described above under (i), (ii), or (iii) any of the above data that is deemed necessary to facilitate the administration of the Plan.  The Participant understands and authorizes the Company to store and transmit such data in electronic form.  The Participant confirms that the Company has notified the Participant of his or her entitlement to reasonable access to the personal data held about the Participant and of his or her rights to rectify any inaccuracies in that data; or

(b)if he or she is based in the UK and/or EEA, or his or her data is otherwise subject to GDPR, the UK GDPR or the UK Data Protection Act 2018, his or her personal data will be processed in accordance with the Company's European Unionprivacy notice (which will be provided to such Participants and is available upon request).

17.Forfeiture of Grant.  If the Participant does not sign and return this Agreement within six months following the Grant Date, the Performance RSUs shall be forfeited and shall be of no further force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NIELSEN HOLDINGS PLC

By:
Laurie Lovett
Chief People Officer

PARTICIPANT

Online grant acceptance satisfies signature requirement

Participant Name

EXHIBIT A

The number of Earned FCFC Performance RSUs determined in Part 1 shall be multiplied by the Relative TSR Multiplier in Part 2 to determine the total number of Vested Performance RSUs (as defined below), which shall constitute the total number of Performance RSUs that will become vested, earned and no longer subject to forfeiture pursuant to the terms of the Agreement to which this Exhibit A is attached.

Part 1

Free Cash Flow Conversion Award Opportunity. The Participant’s Target RSU Award (the “FCFC Target RSUs”) shall be eligible to vest and be earned if and only if the Company’s Free Cash Flow Conversion over the Performance Period (the “FCF Conversion Achievement”) at least equals or exceeds thirty-seven and one half percent (37.5%) (the “FCFC Threshold Target”). Subject to the Company’s achievement of the FCFC Threshold Target, the number of Performance RSUs that will become earned under this Part 1 shall be equal to the product of (x) the number of FCFC Target RSUs and (y) the FCFC Performance Factor (as set forth in the table below) (such number of RSUs, the “Earned FCFC Performance RSUs”).  The number of Earned FCFC Performance RSUs is then subject to a multiplier based on relative total shareholder return, as described in Part 2, below, to determine the number of Vested Performance RSUs.  If the FCFC Threshold Target is not achieved, no percentage of the FCFC Target RSUs will become vested or earned and the Performance RSUs shall be immediately forfeited without consideration.  If the FCFC Threshold Target is met, the number of Earned FCFC Performance RSUs shall be determined as follows:

If the FCF Conversion Achievement is at least equal to:	Then the FCFC Performance Factor is:
37.5%	50%
45%	100%
50%	200%

If the FCF Conversion Achievement falls between two percentages set forth above, the FCFC Performance Factor shall be interpolated on a linear basis in order to determine the number of Earned FCFC Performance RSUs.

2

Part 2

Relative Total Shareholder Return Modifier.  Following the conclusion of the Performance Period, the number of Earned FCFC Performance RSUs, if any, are adjusted by applying a modifier (the “Relative TSR Multiplier”) based on the total shareholder return, or “TSR”, during the Performance Period as compared to the TSR of the Peer Group companies for the three-year period (the Relative Total Shareholder Return or “rTSR”), as set forth in the table below.  If the Company’s rTSR is below the 25th percentile of the Peer Group, the Relative TSR Multiplier will be .75X.  If the Company's rTSR is at or above the 75th percentile of the Peer Group, the Relative TSR Multiplier will be 1.25X.  If the rTSR is between the 25th and 75th percentiles, the Relative TSR Multiplier will be determined based on the chart below:

Relative TSR (rTSR) Range	Relative TSR Multiplier
Less than 25th Percentile	.75X
Between 25th and 40th Percentile	.85X
Between 40th and 60th Percentile	1.0X
Between 60th and 75th Percentile	1.15X
Greater than 75th Percentile	1.25X

If the rTSR is determined by the Committee to fall exactly at the dividing point between two rTSR ranges (e.g., at precisely the 25th Percentile), then result shall be deemed to fall in the higher range (e.g., “Between 25th and 40th Percentile”) and apply the greater Relative TSR Multiplier (e.g., .85X).

Calculation of Vested Performance Shares (Earned FCFC Performance RSUs times Relative TSR Multiplier).

The product of the Relative TSR Multiplier and the Earned FCFC Performance RSUs (determined in Part 1) shall determine the total number of Performance RSUs that vest (the “Vested Performance RSUs”).  For the avoidance of doubt, the maximum amount of the award including the FCFC Performance Factor and the Relative TSR Multiplier may not exceed 200% of the Target RSU Award.  If the FCFC Threshold Target described in Part 1 is not achieved, then the number of Vested Performance RSUs shall be zero, regardless of the Relative TSR Multiplier. Fractional Vested Performance RSUs shall be rounded up to the next whole Vested Performance RSU.

Definitions

“Adjusted EBITDA” shall mean net income or loss from the Company’s consolidated statements of operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, stock-based compensation expense and other non-operating items from the Company’s consolidated statements of operations and excluding the following items: (a) restructuring expenses; (b) the impact of costs relating to stock-based compensation; (c) foreign currency exchange transaction gains and losses; and (d) expenses and gains that arise outside the ordinary course of Company operations.

“Free Cash Flow” shall mean net cash provided by operating activities from continuing operations less the sum of (a) net additions to property, plant, and equipment and other assets, and (b) net additions to intangible assets.

3

Free Cash Flow may be adjusted for the following: (1) impact of foreign currency (FX) relative to the FX assumption used in setting the FCF Conversion achievement targets, (2) capital expenditures, within the definitions of clauses (a) and (b) of the immediately preceding sentence, requiring Board approval, not contemplated in the Company’s operating plan, (3) restructuring and acquisition-related cash transaction costs (“Restructuring and Acquisition Costs”) having an impact on Free Cash Flow not contemplated in the Company’s operating plan, and requiring Board approval, (4) acquisitions and divestitures as approved by the Board, (5) changes in accounting principles that impact Free Cash Flow, and (6) such other one-time impacts including separation related costs that are non-recurring, and are reflected in the Company’s financial statements, the notes to financial statements or in the management discussion to the financial statements that were not contemplated in the FCF plan.

“Three Year Cumulative Free Cash Flow” shall mean the sum of  2022-2024 Free Cash Flow as reported in the Company's Annual Report on Form 10-K (or any successor form) for the year then ending, as filed with the Securities and Exchange Commission (the "Form 10-K" and subject to such adjustments as described above.

“Three Year Cumulative Adjusted EBITDA”shall mean the sum of  2022-2024 Adjusted EBITDA as reported in the Company's Annual Report on Form 10-K (or any successor form) for the year then ending, as filed with the Securities and Exchange Commission (the "Form 10-K" and subject to such adjustments as may be approved by the Committee in its sole discretion. shall mean 2022-2024 Adjusted EBITDA as adjusted for impact of foreign currency (FX) relative to the FX assumption used in setting the Company’s operating plan.

“Free Cash Flow Conversion” shall mean Three Year Cumulative Free Cash Flow divided by Three Year Cumulative Adjusted EBITDA.

“Beginning Stock Price” shall mean, for purposes of determining the TSR for the Company and each company in the Peer Group, respectively, the average closing price per share of common stock of each such entity based on the twenty (20) trading day period ending immediately prior to January 1, 2022.  For any company with more than one issue of common stock, the calculation shall be made on the primary (most actively traded) issue of stock.

“Ending Stock Price” shall mean, for purposes of determining TSR for each of the Company and each company in the Peer Group, respectively, the average closing price per share of common stock based on the twenty (20) trading day period ending immediately prior to (and including, if it is a trading day) December 31, 2024.  For any company with more than one issue of common stock, the calculation shall be made based on the primary (most actively traded) issue of stock.

“TSR” shall mean the amount equal to:

(a)	the sum of:
(x)	the Ending Stock Price minus the Beginning Stock Price, plus
(y)

the amount of any cash dividends paid on a per share basis on any shares of common stock of the applicable company (calculated as if such dividends had been reinvested in the applicable company’s common stock at the end of the month in which each dividend is made, based on the ex-dividend date) cumulatively over the Performance Period; divided by

(b)	the Beginning Stock Price.

4

“Peer Group” shall mean each of the following companies if it remains publicly listed at the end of the Performance Period:  Alliance Data Systems Corp, comScore, CoreLogic, Equifax Inc., Experian, Fair Isaac Corporation, Gartner, Inc., IHS Markit Ltd., Teradata Corporation, The Interpublic Group, The Trade Desk, Inc., Thomson Reuters Corp, TransUnion, Verint Systems Inc., and Verisk Analytics Inc.; provided, that, if prior to the end of the Performance Period a company that is in the Peer Group ceases to publicly report, on either a recognized stock exchange or “over the counter” market, a share price for the security used to determine the stock price at the beginning of the Performance Period and such company or entity has not become “Insolvent” (as defined below), such company will be excluded from the ranking, provided further, that, if prior to the end of the Performance Period a company that is in the Peer Group becomes Insolvent, whether or not such company ceases to publicly report a share price for the security used to determine the stock price at the beginning of the Performance Period, then such company will be treated as having a TSR of negative one hundred percent (-100%).  A company will be considered “Insolvent” if it (i) files for bankruptcy, reorganization, or liquidation under any chapter of the U.S. Bankruptcy Code; (ii) is the subject of an involuntary bankruptcy proceeding that is not dismissed within 30 days; (iii) is the subject of a stockholder approved plan of liquidation or dissolution; or (iv) ceases to conduct substantial business operations.

“